Filed Pursuant to Rule 424(b)5
Registration Statement No. 333-128689
Prospectus Supplement
February 15, 2006
(to prospectus dated October 20, 2005)
$1,750,000,000
Residential Capital Corporation
$1,500,000,000 6.00% Notes due 2011
$250,000,000 6.875% Notes due 2015

        We will pay interest on the notes due 2011 on February 22 and August 22 of each year, beginning August 22, 2006. The notes due 2015 are additional notes of an existing series. We will pay interest on the notes due 2015 on June 30 and December 30 of each year, beginning June 30, 2006. Certain of our subsidiaries have fully and unconditionally guaranteed the payment of principal, interest and premium, if any, on the notes.
      We may, at our option, redeem the notes of either series at any time at the applicable redemption price described under the heading “Description of the Notes — Optional Redemption.”
      The notes are Residential Capital Corporation’s unsecured obligations and will rank equally in right of payment with all of ResCap’s other existing and future unsecured, unsubordinated obligations. Similarly, the guarantees are the subsidiary guarantors’ unsecured obligations and will rank equally in right of payment with all of the respective subsidiary guarantor’s other existing and future unsecured, unsubordinated indebtedness.
      Application has been made for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.
      This investment involves risks. See “Risk Factors” beginning on page S-4.

	Per Note		Per Note
	due 2011	Total	due 2015	Total
Public Offering Price(1)(2)	99.60%	$1,494,000,000	104.96%	$262,400,000
Underwriting Discounts	0.60%	$9,000,000	0.65%	$1,625,000
Offering Proceeds to ResCap, before expenses(1)(2)	99.00%	$1,485,000,000	104.31%	$260,775,000

(1)	In the case of the notes due 2011, plus accrued interest from February 21, 2006, if settlement occurs after that date.

(2)	In the case of the notes due 2015, plus accrued interest from December 30, 2005 of $2,434,895.83 in the aggregate.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The notes will be ready for delivery through The Depository Trust Company, Euroclear Bank S.A./ N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, Luxembourg on or about February 21, 2006.

Joint Book-Running Managers
Banc of America Securities LLC

Credit Suisse

RBS Greenwich Capital
Senior Co-Manager
HSBC
Co-Managers
Barclays Capital

Bear, Stearns & Co. Inc.

Citigroup

JPMorgan

Lehman Brothers

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should read this prospectus supplement together with the accompanying prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Copies of the annual and quarterly reports incorporated by reference as well as all future annual and quarterly reports of ResCap and other information filed with the Securities and Exchange Commission by ResCap may be obtained, free of charge, as described under the heading “Where You Can Find Additional Information” in the accompanying prospectus or from the offices of the listing agent in Luxembourg as described under the heading “General Information — Documents.” ResCap’s annual reports will contain consolidated financial statements audited by an independent registered public accounting firm and ResCap’s quarterly reports contain consolidated unaudited summary financial information for each of the first three quarters of each year. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus supplement and the accompanying prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.
     ResCap is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of notes. This prospectus supplement and the accompanying prospectus may be used only for the purposes for which it has been published. ResCap confirms that, having made all reasonable inquiries, to the best of its knowledge and belief:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading; and

•	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading.
     ResCap accepts full responsibility for the accuracy of the information it has provided in this prospectus supplement and the accompanying prospectus.
     As used in this prospectus supplement and the accompanying prospectus, the terms “ResCap,” “the company,” “we,” “our” and “us” refer to Residential Capital Corporation and its subsidiaries as a combined entity, except in the discussion under the heading “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus and in other places where it is clear that the terms mean only Residential Capital Corporation.

i

SUMMARY
      The following is a summary of some of the information contained in this prospectus supplement and does not contain all of the information that may be important to you.
      We conduct our operations through four operating segments: GMAC Residential, which represents substantially all of the operations of our subsidiary, GMAC Residential Holding Corp., and the Residential Capital Group, Business Capital Group and International Business Group, representing substantially all of the operations of our subsidiary, GMAC-RFC Holding Corp.
Our Company
      We are a leading real estate finance company focused primarily on the residential real estate market. Our globally diversified businesses include:

•	U.S. Residential Real Estate Finance — We are one of the largest participants in the U.S. residential real estate finance industry. We operate this business through two segments, GMAC Residential and the Residential Capital Group. Through these segments, we:

—	Originate, purchase, sell and securitize residential mortgage loans throughout the United States. We are the sixth largest producer of residential mortgage loans in the United States, producing approximately $133 billion in residential mortgage loans in 2004, and the fourth largest non-agency issuer of mortgage-backed and mortgage-related asset-backed securities in the United States, issuing more than $51.0 billion of these securities in 2004.

—	Provide primary and master servicing to investors in our residential mortgage loans and securitizations. As of December 31, 2004, we were the seventh largest servicer of residential mortgage loans in the United States, with a primary servicing portfolio of approximately $304 billion.

—	Provide collateralized lines of credit, which we refer to as warehouse lending facilities, to other originators of residential mortgage loans. As of December 31, 2004, we were the largest provider of such facilities in the United States.

—	Hold a portfolio of residential mortgage loans for investment and retained interests from our securitization activities. This portfolio, which included approximately $59.8 billion in mortgage loans and retained interests as of September 30, 2005, provides us with a longer-term source of revenues.

—	Conduct limited banking activities through our federally chartered savings bank, GMAC Bank.

—	Provide real estate closing services.

•	Business Capital — Through our Business Capital Group, we provide financing and equity capital to residential land developers and homebuilders. We also provide financing to resort developers and healthcare-related enterprises.

•	International — Through our International Business Group, we originate, purchase, sell and securitize residential mortgage loans in the United Kingdom, The Netherlands, Germany, Canada and Mexico. We also extend credit to companies involved in residential real estate development in Mexico and provide warehouse lending facilities to Mexican mortgage originators. We believe that we are the largest originator of nonprime residential mortgage loans in the United Kingdom, originating approximately $4.8 billion of such loans in 2004. We also produced approximately $14 billion in residential mortgage loans outside the United States in 2004 and own the servicing rights with respect to approximately $22.6 billion of such loans as of September 30, 2005.
      Our business operations outside these four reportable segments include our real estate brokerage and relocation operations and our Mexican distressed asset business (which we sold in the first quarter of 2005).

      We are a wholly-owned subsidiary of GMAC Mortgage Group, Inc., which is a wholly-owned subsidiary of General Motors Acceptance Corporation. GMAC is a wholly-owned subsidiary of General Motors Corporation.
      We employ approximately 13,600 people worldwide. Our headquarters are located at 8400 Normandale Lake Boulevard in Minneapolis, Minnesota and our telephone number is (952) 857-8700. We were incorporated in Delaware in August 2004.
Recent Financial Results
      Our net income was $1.02 billion in 2005, compared to $968.2 million in 2004. Our net income in the three months ended December 31, 2005 was $118.3 million, compared to $257.9 million in the comparable period in 2004. Total assets as of December 31, 2005 were $118.9 billion, compared to $94.3 billion as of December 31, 2004.
Summary of the Offering
      The following is a brief summary of the terms of this offering of the notes. For a more complete description, see the discussion under the heading “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Residential Capital Corporation

Notes Offered	$1.5 billion aggregate principal amount of notes due 2011. $250 million aggregate principal amount of notes due 2015. The notes due 2015 are additional notes of an existing series, of which $500 million were previously issued and are currently outstanding.

Maturity	The notes due 2011 will mature on February 22, 2011 and the notes due 2015 will mature on June 30, 2015, unless in each case redeemed earlier by us as described under the heading “Description of the Notes — Optional Redemption.”

Interest Rate	The notes due 2011 will bear interest at a rate of 6.00% per year. The notes due 2015 will bear interest at a rate of 6.875% per year. The interest rate applicable to the notes will adjust under the circumstances described under the heading “Description of the Notes — Interest Rate Adjustments.”

Interest Payment Dates	We will pay interest on the notes due 2011 on February 22 and August 22 each year, beginning on August 22, 2006. We will pay interest on the notes due 2015 on June 30 and December 30 each year, beginning on June 30, 2006.

Optional Redemption	We may redeem the notes of either series, in whole at any time or in part from time to time, at our option on not less than 30 nor more than 60 days’ notice, subject to the payment of a make-whole premium, as described under the heading “Description of the Notes — Optional Redemption.”

Guarantees	Certain of our subsidiaries have unconditionally guaranteed the payment of principal, interest and premium, if any, on the notes, as described under the heading “Description of the Notes — Guarantees.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. Similarly, the guarantees are the subsidiary guarantors’ senior, unsecured obligations and will rank equally with all of the respective subsidiary guarantor’s other existing and future unsecured, unsubordinated obligations.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of indebtedness under a $5 billion subordinated note held by GMAC. As of February 1, 2006 the principal balance on the subordinated note was $4.13 billion. See “Use of Proceeds.”

Additional Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of either series ranking equally with the existing notes of that series in all respects (except for the issue date and the public offering price). These additional notes may be consolidated and form a single series with the relevant existing series of notes and have the same terms as to status, redemption or otherwise as such series of notes.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Denominations and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). The notes will be recorded in a register held by Deutsche Bank Trust Company Americas, as Registrar. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 principal amount and any integral multiple of $1,000 above that amount.

Listing	Application has been made for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market. This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the Euro MTF Market.

	Notes due	Notes due
	2011	2015

CUSIP	76113BAM1	76113BAE9
ISIN Code	US76113BAM19	US76113BAE92
Common Code	024533999	022910531

RISK FACTORS
      You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our registration statement on Form 10, which is incorporated by reference into this prospectus supplement and accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.
Risks Related to this Offering

The notes are effectively junior to ResCap’s and the subsidiary guarantors’ secured indebtedness and to the existing and future liabilities of our non-guarantor subsidiaries.
      The notes are ResCap’s unsecured obligations and will rank equally in right of payment with all of ResCap’s other existing and future unsecured, unsubordinated obligations. Similarly, the guarantees are the subsidiary guarantors’ unsecured obligations and will rank equally in right of payment with all of the respective subsidiary guarantor’s other existing and future unsecured, unsubordinated obligations. Neither the notes nor the guarantees are secured by any of ResCap’s or the subsidiary guarantors’ assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of September 30, 2005, ResCap had approximately $10.7 billion in indebtedness, none of which was secured; the guarantor subsidiaries had approximately $20.9 billion in indebtedness, $9.6 billion of which was secured; and ResCap’s non-guarantor subsidiaries had approximately $69.7 billion in indebtedness, $67.0 billion of which was secured.
      ResCap’s subsidiaries are separate and distinct legal entities. ResCap’s non-guarantor subsidiaries have no obligation to pay any amounts due on the notes or to provide ResCap or ResCap’s subsidiary guarantors with funds to meet their payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by ResCap’s subsidiaries could be subject to statutory or contractual restrictions including, in the case of GMAC Bank, the regulatory requirements described under the heading “Business — Regulation — GMAC Bank” in our registration statement on Form 10, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Payments to ResCap by its non-guarantor subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. ResCap’s right to receive any assets of any of its non-guarantor subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that non-guarantor subsidiary’s creditors, including trade creditors. Because of the nature of our lending and investment businesses, our subsidiaries often incur significant liabilities to those creditors. In addition, even if ResCap is a creditor of any of its non-guarantor subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of its non-guarantor subsidiaries and any indebtedness of its non-guarantor subsidiaries senior to that held by ResCap.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of the notes to return payments received from us and our subsidiary guarantors.
      If creditors were to initiate a bankruptcy proceeding or lawsuit against us or our guarantor subsidiaries, the notes and the subsidiary guarantees could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or the subsidiary guarantees could be voided, or claims in respect of the notes or the subsidiary guarantees could be subordinated to all other debts of the debtor or subsidiary guarantors, if, among other things, the debtor or subsidiary guarantors at the time the debt evidenced by such notes or subsidiary guarantees was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

•	one of the following applies:

—	it was insolvent or rendered insolvent by reason of such incurrence;

—	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

—	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that debtor or subsidiary guarantor under the notes or subsidiary guarantee of the notes could be voided and required to be returned to the debtor or subsidiary guarantor, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or subsidiary guarantor.
      The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time or, regardless of the standard that the court uses, that the issuance of the guarantees of the notes would not be voided or subordinated to the subsidiary guarantors’ other debt.
      If the subsidiary guarantees were legally challenged, they could also be subject to the claim that, because they were incurred for ResCap’s benefit, and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors were incurred for less than fair consideration.
      A court could thus void the obligations under the subsidiary guarantees or subordinate the subsidiary guarantees to the subsidiary guarantors’ other debt or take other action detrimental to holders of the notes.

An active trading market for the notes may not develop, which may limit your ability to sell your notes and adversely impact the price at that you will receive for your notes if you sell them.
      The notes are a new issue of securities for which there is currently no public market, and no active trading market may ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be adversely affected.
Risks Related to Our Stockholder
      GM is considering the sale of a controlling interest in GMAC as well as exploring strategic and structural alternatives for ResCap. There is a risk that these initiatives may not occur or, if they do occur, they may not restore GMAC’s investment grade rating or maintain our investment grade rating.
      As previously announced, GM is exploring the possible sale of a controlling interest in GMAC, as well as other strategic and structural alternatives with respect to ResCap. The extent of the effect on GMAC’s and our ratings, if any, will depend on the structure and other terms of any potential transaction. We are unable to determine at this time who the eventual purchaser of a controlling interest in GMAC may be, or if such a transaction will take place. It is also uncertain at this time if any transaction with respect to GMAC or ResCap will occur. Furthermore, even if a third party acquires a controlling interest in GMAC, or if a transaction is completed with respect to ResCap, there is the possibility that these initiatives will not restore GMAC’s credit rating or maintain our credit rating. If these transactions do not occur, or if they do not restore GMAC’s credit rating or maintain our credit rating, our funding sources and business may be adversely affected and our credit ratings may be negatively affected.
FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus contain or incorporate by reference documents containing forward-looking statements within the meaning of the federal securities laws. In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “project,” “intend,” “could” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business are forward-looking statements. You should be aware that these statements and any other forward-looking statements in this prospectus supplement, prospectus or any documents incorporated by reference only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Many of these risks, uncertainties and assumptions are beyond our control, and may cause actual results and performance to differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include the risks and uncertainties set forth in this prospectus supplement under the heading “Risk Factors” and contained in any documents incorporated by reference in this prospectus supplement. Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
USE OF PROCEEDS
      We expect to receive net proceeds from this offering of approximately $1.745 billion, after deducting the estimated discounts and commissions of the underwriters and other offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of indebtedness under a $5 billion subordinated note held by GMAC that matures September 30, 2015. The subordinated note had a principal balance of $4.13 billion as of February 1, 2006 and accrued interest at a rate of 7.9% in February 2006.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated and on a pro forma basis for the nine months ended September 30, 2005 and the year ended December 31, 2004. The pro forma ratio of earnings to fixed charges assumes that the transactions listed below had occurred as of January 1, 2005 (with respect to the information for the nine months ended September 30, 2005) and January 1, 2004 (with respect to the information for 2004):

•	the transfer of our subsidiaries from GMAC to us in March 2005;

•	the contribution of $2 billion to our capital by GMAC through the forgiveness of $2 billion of our indebtedness owed to GMAC;

•	the conversion of indebtedness owed by us to GMAC under a revolving credit facility into:

—	a $5 billion subordinated note; and

—	a term loan of $1.5 billion (which we repaid in July 2005);

•	our offering of $4 billion of senior notes in June 2005 and the repayment of $2.9 billion of indebtedness owed to GMAC, plus accrued interest;

•	borrowings under a new credit facility in July 2005 and the repayment of the $1.5 billion term loan from GMAC (referred to above), plus accrued interest;

•	our offering of $1.25 billion of senior notes in November 2005 and the repayment of $620 million of the $5 billion subordinated note from GMAC (referred to above);

•	our repayment of $250 million of the $5 billion subordinated note from GMAC in December 2005; and

•	this offering and the contemplated use of the proceeds from this offering.
      For purposes of computing the ratio of earnings to fixed charges, earnings represent income before taxes and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which we believe to be representative of the interest portion of rent expense.

Nine Months Ended
	September 30,		Years Ended December 31,

	Pro Forma		Pro Forma
	2005	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	1.49x	1.54x	1.54x	1.66x	1.95x	1.61x	1.42x	1.46x
CAPITALIZATION
      The following table sets forth our short-term debt and capitalization as of September 30, 2005:

•	on a historical basis;

•	on a pro forma basis to give further effect to our offering of senior notes in November 2005 and the use of proceeds from that offering, and the further repayment of $250 million of the $5 billion subordinated note from GMAC in December 2005; and

•	on a pro forma as adjusted basis to give further effect to this offering and the contemplated use of proceeds from the offering.
      You should read this table together with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes which are incorporated by reference in this prospectus supplement.

	September 30, 2005

			Pro Forma
	Actual	Pro Forma	as Adjusted

	(Dollars in millions,
	except per share amounts)
Short-term borrowings	$27,245	$27,245	$27,245

Long-term borrowings	$62,368	$62,739	$64,485

Stockholders’ Equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, issued and outstanding and paid-in capital	3,351	3,351	3,351
Retained earnings	3,862	3,862	3,862
Accumulated other comprehensive income	124	124	124

Total stockholders’ equity	7,337	7,337	7,337

Total capitalization	$69,705	$70,076	$71,822

      Except as disclosed in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, as of the date of this prospectus supplement there has been no material adverse change in our capitalization since September 30, 2005.

SELECTED FINANCIAL INFORMATION
      The following table sets forth selected historical financial information for ResCap on a consolidated basis derived from our (i) unaudited interim financial statements for the nine months ended September 30, 2005 and 2004 and as of September 30, 2005, which are incorporated by reference in this prospectus supplement and the accompanying prospectus; (ii) audited financial statements for the years ended December 31, 2004, 2003 and 2002 and as of December 31, 2004 and 2003, which are also incorporated by reference in this prospectus supplement and the accompanying prospectus; and (iii) unaudited financial statements for the years ended December 31, 2001 and 2000 and as of December 31, 2002, 2001 and 2000, which are not incorporated by reference in this prospectus supplement or in the accompanying prospectus. The historical financial information presented may not be indicative of our future performance.
      The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended
	September 30,		For the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In millions)
Statement of Income Data:
Interest income	$4,151.1	$3,621.7	$4,990.9	$3,482.7	$1,814.0	$1,210.9	$973.5
Interest expense	2,653.4	1,671.6	2,405.0	1,402.7	800.9	797.4	743.5

Net interest income	1,497.7	1,950.1	2,585.9	2,080.0	1,013.1	413.5	230.0
Provision for loan losses	461.8	633.5	842.9	453.5	231.7	124.5	46.5

Net interest income after provision for loan losses	1,035.9	1,316.6	1,743.0	1,626.5	781.4	289.0	183.5
Gain on sale of mortgage loans, net	787.1	479.8	696.9	1,746.3	1,543.0	1,491.8	750.4
Servicing fees	1,047.0	938.0	1,294.3	1,185.7	1,175.5	1,029.2	845.5
Amortization and impairment of servicing rights	(515.7)	(793.5)	(1,003.3)	(2,014.9)	(2,217.6)	(868.3)	(472.6)
Servicing asset valuation and hedge gain (loss), net	48.0	240.1	214.9	507.2	685.0	(374.9)	—

Net servicing fees (loss)	579.3	384.6	505.9	(322.0)	(357.1)	(214.0)	372.9
Gain (loss) on investment securities, net	243.0	28.5	63.7	(222.8)	(371.5)	(309.0)	(147.5)
Real estate related revenues	526.9	476.1	649.2	500.4	459.2	387.4	370.1
Other income	227.4	264.1	308.0	398.1	447.7	434.7	264.6

Total net revenue	3,399.6	2,949.7	3,966.7	3,726.5	2,502.7	2,079.9	1,794.0
Compensation and benefits	1,071.8	891.9	1,216.5	1,188.8	962.5	865.2	763.4
Professional fees	143.7	157.3	224.7	169.4	115.2	126.0	90.4
Data processing and telecommunications	148.1	139.1	191.1	189.3	199.8	197.7	143.2
Advertising	124.1	107.7	151.4	127.7	123.6	119.3	108.5
Occupancy	92.5	77.6	107.6	99.6	97.3	93.0	87.8
Other	360.2	367.4	465.1	585.8	496.3	330.2	247.6

Total expenses	1,940.4	1,741.0	2,356.4	2,360.6	1,994.7	1,731.4	1,440.9

Income before income tax expense	1,459.2	1,208.7	1,610.3	1,365.9	508.0	348.5	353.1
Income tax expense	556.9	498.4	642.1	509.1	199.4	188.9	141.2

Net income	$902.3	$710.3	$968.2	$856.8	$308.6	$159.6	$211.9

	As of September 30,		As of December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In millions)
Balance Sheet Data:
Total assets	$104,618.7	$93,937.0	$94,349.5	$78,559.6	$45,549.1	$27,119.2	$17,162.9
Affiliate borrowings	6,655.1	10,973.5	10,006.2	10,683.9	11,852.6	13,025.0	10,212.5
Collateralized borrowings in securitization trusts	49,550.4	52,362.4	50,708.5	39,415.6	12,422.8	1,196.8	—
Other borrowings	33,407.6	21,035.2	23,703.7	20,647.6	15,038.3	7,277.8	4,122.8
Total borrowings	84,613.0	84,371.1	84,418.4	70,747.1	39,313.7	21,499.6	14,335.3
Stockholder’s equity	7,336.8	3,957.0	4,365.7	3,186.0	2,374.3	1,818.1	1,453.8

DESCRIPTION OF THE NOTES
      The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes.
      Definitions of certain terms used in this description are set forth under the heading “Description of Debt Securities — Certain Definitions” in the accompanying prospectus. In this description, references to “ResCap,” “we,” “our,” “ours,” and “us” refer only to Residential Capital Corporation and not to any of our direct or indirect subsidiaries or affiliates, except as otherwise indicated. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, will define your rights as holders of the notes.
General
      The notes will be issued under an indenture, dated as of June 24, 2005, as supplemented by (in the case of the notes due 2015) a first supplemental indenture, dated June 24, 2005, and (in the case of all of the notes) a supplemental indenture, dated as of November 21, 2005, among us, the guarantors and Deutsche Bank Trust Company Americas, as trustee. We refer to the indenture, as supplemented, as the indenture. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. The notes due 2011 will comprise a separate series of debt securities under the indenture. The notes due 2015 will comprise additional notes of an existing series of debt securities under the indenture, of which $500 million were previously issued and are currently outstanding, and will have the same terms as to status, redemption and otherwise as the existing series of notes (except for the issue date and the public offering price).
      We may from time to time, without notice to or the consent of the holders of the notes, issue additional series of securities under the indenture or additional notes of a series of notes. These additional notes may be consolidated and form a single series with an existing series of the notes and have the same terms as to status, redemption or otherwise as such series of notes (except for the issue date and the public offering price). For purposes of this description, any reference to notes of a series shall include any notes of the same series issued after the closing of this offering.
      The indebtedness evidenced by the notes will be unsecured obligations of ResCap and rank equally in right of payment with all of ResCap’s other existing and future senior unsecured, unsubordinated obligations. Our obligations to pay principal, interest and premium, if any, on the notes will be guaranteed by each of the guarantors. Each guarantee will be the unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the guarantor’s other existing and future senior unsecured, unsubordinated obligations.
      Because we are a holding company, our rights and the rights of our creditors, including holders of the notes, in respect of claims on the assets of each of our subsidiaries (other than those subsidiaries that guarantee the notes), upon any liquidation or administration, are structurally subordinated to, and therefore will be subject to the prior claims of, each such subsidiary’s preferred stockholders, if any, and creditors (including trade creditors of and holders of debt issued by the subsidiary). As of September 30, 2005, ResCap had approximately $10.7 billion in indebtedness, none of which was secured; the guarantor subsidiaries had approximately $20.9 billion in indebtedness, $9.6 billion of which was secured; and ResCap’s non-guarantor subsidiaries had approximately $69.7 billion in indebtedness, $67.0 billion of which was secured.
      Our ability to pay interest on the notes is dependent upon our receipt of dividends and other distributions from our direct and indirect subsidiaries. The availability of distributions from our subsidiaries will be subject to the satisfaction of any covenants and conditions contained in the applicable subsidiaries’ future financing documents.
      The notes will be issued only in registered form without coupons in denominations of $2,000 principal amount and any integral multiple of $1,000 above that amount. Global notes will be registered in the name of a nominee of The Depository Trust Company, New York, New York, as described under the heading “— Global Notes: Book-Entry System.”
Principal Amount; Maturity and Interest
      The notes due 2011 will initially be limited to $1,500,000,000 in aggregate principal amount and will mature on February 22, 2011. The notes due 2011 will bear interest at the rate of 6.00% per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. The notes due 2015 will initially be limited to $750,000,000 (including the existing notes of the same series) and will mature on June 30, 2015. The notes due 2015 will bear interest at a rate of 6.875% per annum from the most recent interest payment date prior to the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.
      We will make interest payments on the notes due 2011 semi-annually on February 22 and August 22 of each year, commencing August 22, 2006, to the holders of record at the close of business on the preceding February 7 and August 7, respectively, until the relevant principal amount has been paid or made available for payment. We will make interest payments on the notes due 2015 semi-annually on June 30 and December 30 of each year, commencing June 30, 2006, to the holders of record at the close of business on the preceding June 15 and December 15, respectively, until the relevant principal amount has been paid or made available for payment. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest rate on the notes may be adjusted under the circumstances described below under the heading “— Interest Rate Adjustments.”
      If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

Interest Rate Adjustments
      The interest rates payable on the notes will be subject to adjustment from time to time to reflect changes in the rating of the notes, if any, except as provided in the last sentence of this section. The current rating of the notes by (i) Moody’s Investors Service, Inc. is Baa3, (ii) Standard & Poor’s Rating Services is BBB- and (iii) Fitch, Inc. is BBB-. Moody’s Investors Service, Standard & Poor’s and Fitch are referred to as “rating agencies.” If any rating of the notes changes or our notes cease to be rated by any rating agency or thereafter is again rated by that rating agency, any such event referred to as a “rating change,” the interest rate on the notes will be subject to adjustment as provided below. We refer to a rating lower than Baa3, BBB- or BBB-by Moody’s Investors Service, Standard & Poor’s or Fitch, respectively, as below investment grade; a rating of Ba1, BB+ or BB+ by Moody’s Investors Service, Standard & Poor’s or Fitch, respectively, as one rating category below investment grade; and a rating of Ba2, BB or BB or lower by Moody’s Investors Service, Standard & Poor’s or Fitch, respectively, as two or more rating categories below investment grade.
      Upon the occurrence of a rating change, the notes will bear interest at a rate equal to the rate that would be applicable without any adjustment described in this section plus the applicable interest rate adjustment, if any. Each adjustment to the interest rates on the notes will be effective on the next business day after the rating change has occurred. Thereafter, the adjustment to the interest rate on the notes will remain in effect until the next rating change that results in a different interest rate adjustment as described in this section. We will give prompt notice to the trustee of any rating change and any related change in the interest rates on the notes. We will also publish a notice in the manner described under the heading “— Notices.” We will inform the Luxembourg Stock Exchange, so long as any notes are listed thereon, if the ratings assigned to the notes are changed or withdrawn and any related change in the interest rate on the notes.

INTEREST RATE ADJUSTMENTS

At any time the notes are rated by two or more rating agencies and the ratings are:

Below investment grade by one (and not more than one) rating agency.	One rating category below investment grade by two or more rating agencies (and not two or more rating categories below investment grade by any rating agency).	Two or more rating categories below investment grade by one (and not more than one) rating agency and one rating category below investment grade by any other rating agency.	Two or more rating categories below investment grade by two or more rating agencies.

0.50%	1.00%	1.50%	2.00%
      If at any time the notes are rated by only one rating agency and the rating is one rating category below investment grade, the interest rate adjustment will be 1.00%. If at any time the notes are rated by only one rating agency and the rating is two or more rating categories below investment grade, the interest rate adjustment will be 2.00%. If at any time the notes are not rated by any rating agency, the interest rate adjustment will be 2.00%.
      The interest rates on the notes will permanently cease to be subject to any adjustment described above if (i) the notes become rated Baa2, BBB and BBB or higher by each of Moody’s Investors Service, Standard & Poor’s and Fitch, respectively (or two of these ratings if only rated by two rating agencies), with a stable or positive or equivalent outlook by each of the rating agencies or (ii) after ResCap exercises its right to legally defease the notes as described under the heading “— Legal and Covenant Defeasance” in the accompanying prospectus.
Methods of Receiving Payments on the Notes
      Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the notes as described under the heading “— Global Notes: Book-Entry System.” In the event notes are issued in certificated form, all payments on such notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders at their respective addresses set forth in the register of holders.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption nor are we required to transfer or exchange any notes for a period of 15 days before the trustee makes a selection of notes to be redeemed. For so long as the notes are listed on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the notes will also be transferable and exchangeable, and payments may be made on the notes, at the specified office of the paying agent in Luxembourg.
      The registered holder of a note will be treated as the owner and holder of the note for all purposes. DTC or its nominee, as the case may be, will be considered the owner and holder of the global notes under the indenture. In the case of certificated notes, the registered holder will be considered the owner of the note. Beneficial owners of the notes will not be entitled to receive certificated notes except as described under the heading “— Global Notes: Book-Entry System.” In addition, certificated notes and beneficial interests in the global notes may only be exchanged in accordance with the provisions described under the heading “— Global Notes: Book-Entry System.”

Guarantees
      Payment of principal, interest and premium, if any, on the notes will be fully and unconditionally guaranteed by each of the guarantors pursuant to a guaranty dated as of February 21, 2006 attached to the notes. The initial guarantors are our subsidiaries GMAC Residential Holding, RFC Holding, GMAC Mortgage Corporation, Residential Funding Corporation and HomeComings Financial Network, Inc. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of the notes to return payments received from us and our subsidiary guarantors.”
      The guarantee of a guarantor will be released under the circumstances and subject to the conditions described in the accompanying prospectus. In the event that any guarantee is released or changed in any material respect, we will publish a notice in the manner described under the heading “— Notices.” We will also inform the Luxembourg Stock Exchange of any such release or change, so long as any notes are listed thereon.
      Copies of the guarantees will be available as described under “Where You Can Find Additional Information” in the accompanying prospectus and may be obtained, free of charge, from the offices of the listing agent in Luxembourg, Fortis Banque Luxembourg S.A., 50, avenue J.F. Kennedy, L-2951 Luxembourg, during the listing agent’s normal business hours on any weekday.
Optional Redemption
      We may redeem the notes of each series at any time, in whole or in part, at a redemption price equal to:

•	the greater of:

(1)	100% of the principal amount of the notes being redeemed, or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 25 basis points in the case of the notes due 2011 and plus 45 basis points in the case of the notes due 2015,

•	plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.
      “Treasury Yield” means, with respect to any notes being redeemed, the yield to maturity implied by (i) the yields reported as of the second business day prior to the redemption date, on (a) the Bloomberg Financial Markets News screen PX1 or the equivalent screen provided by Bloomberg Financial Markets News, or (b) if such on-line market data is not at that time provided by Bloomberg Financial Markets News, on the display designated as “Page 500” on the Moneyline Telerate service (or such other display as may replace Page 500 on the Moneyline Telerate service), in any case for actively traded U.S. Treasury securities having a maturity equal to the remaining term of those notes as of the redemption date, or (ii) if such yields are not reported at that time or the yields reported as of that time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series yields reported, for the latest day for which such yields have been so reported at that time, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the remaining term of those notes as of such redemption date. Such implied yield will be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the remaining term of those notes and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the remaining term of those notes.
      If we exercise our right to redeem all or fewer than all of the notes of any series, we will mail a notice of redemption to the holders of such notes at least 30 days (but not more than 60 days) before we redeem such notes. We will also publish a notice in the manner described under the heading “— Notices.” Each notice of redemption will specify the provisions of the notes under which the redemption is made, the date the notes will be redeemed, the place of payment and the estimated redemption price. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the note to be redeemed and will state that upon surrender of the note, a note or notes of the same series will be issued in principal amount equal to the unredeemed portion. If less than all of the notes of a series are to be redeemed, the trustee will select the numbers of notes to be redeemed in whole or in part in any manner the trustee deems fair and appropriate. If we redeem only some of the notes, DTC’s practice is to choose by lot the amount to be redeemed from the notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any “street name” holders of any beneficial interests in the notes according to arrangements among them. These notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice of redemption of the notes to anyone other than DTC and registered holders of certificated notes. Owners of beneficial interests in a global note will receive notice as described under the heading “— Global Notes: Book-Entry System — Certain Book-Entry Procedures for the Global Notes.”
      If we deliver a notice of redemption in accordance with the indenture, the notes or portions of notes with respect to the notice will become due and payable on the date and at the place of payment stated in the notice at the applicable redemption price, together with interest, if any, accrued to the date fixed for redemption, and on and after such date (unless we are in default in the payment of the notes at the redemption price, together with interest, if any, accrued to such date) interest on the notes or portions of notes called for redemption will cease to accrue.
      Each series of the notes, if not the subject of any early optional redemption, will be redeemed at their maturity at their principal amount plus any accrued and unpaid interest.
Mandatory Redemption
      We will not be required to make mandatory redemption payments or maintain any sinking fund with respect to the notes.
Additional Event of Default
      In addition to the “events of default” under the indenture described in the accompanying prospectus, our failure, or failure by any of our subsidiaries, to perform any term or provision of any evidence of indebtedness (including the indenture), whether such indebtedness now exists or shall hereafter be created, or any other condition shall occur, and as a result of the occurrence of which default or condition any indebtedness in an amount in excess of $50,000,000 shall become or be declared to be due and payable, or we, or any of our subsidiaries, shall be obligated to purchase any such indebtedness, prior to the date on which it would otherwise become due and payable, or any indebtedness in an amount in excess of $50,000,000 shall not be paid when due at its stated maturity, shall be an “event of default” under the indenture with respect to each series of the notes.
Legal Defeasance; Covenant Defeasance
      The notes will be subject to the legal defeasance and covenant defeasance provisions of the indenture described in the accompanying prospectus.
Concerning the Trustee
      Deutsche Bank Trust Company Americas, a New York banking corporation, is trustee under the indenture. Affiliates of the trustee are lenders under certain of our or our affiliates’ credit facilities and provide investment banking advice to us and our affiliates.

Global Notes: Book-Entry System

The Global Notes
      The notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.
      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “— Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.
      Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.
      The notes may be presented for registration of transfer and exchange at the offices of the trustee.

Certain Book-Entry Procedures for the Global Notes
      The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.
      DTC. DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as Clearstream Luxembourg, Euroclear, banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
      Clearstream Luxembourg. Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.
      Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream Luxembourg.
      Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
      The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
      Distributions of principal and interest with respect to notes held through Euroclear or Clearstream Luxembourg will be credited to the cash accounts of Euroclear or Clearstream Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.
      Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.
      Book-Entry Procedures. We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in that global note; and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).
      The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

      So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.
      Payments with respect to the principal of and premium, if any, and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.
      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.
      Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream Luxembourg as a result of sales of interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

      Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment
      We will make payments in respect of the notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System.
      Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.
      None of ResCap, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.
Certificated Notes
      A global note is exchangeable for certificated notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

(2) We, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing an event of default with respect to the notes.
      In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Notices
      Certain notices to holders will be published, so long as the notes are listed on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, in a leading newspaper having general circulation in Luxembourg (which we expect to be the d’Wort) or, if in the opinion of the trustee such publication shall not be practicable, in an English-language newspaper of general circulation in Europe or on the website of the Luxembourg Stock Exchange. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication was made.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not provide a complete analysis of all potential tax considerations.
      The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of, non-U.S. holders, the material U.S. federal income and estate tax consequences, of the acquisition, ownership and disposition of the notes but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury Regulations promulgated or proposed thereunder, or the Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you were an initial purchaser of the notes who acquired the notes at their original issue price within the meaning of Section 1273 of the Code and hold the notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a U.S. person that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

•	a person who acquires the notes in connection with your employment or other performance of services.
      In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      THE FOLLOWING DISCUSSION OF U.S. FEDERAL INCOME TAX MATTERS IS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE NOTES AND IS NOT INTENDED OR WRITTEN BY US OR OUR COUNSEL TO BE USED, AND CANNOT BE USED, BY A TAXPAYER FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL INCOME TAX PENALTIES THAT MAY BE IMPOSED. INVESTORS CONSIDERING ACQUIRING NOTES SHOULD CONSULT THEIR

TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.
U.S. Holders
      As explained below, the U.S. federal income tax consequences of acquiring, owning and disposing of the notes depend on whether or not you are a U.S. Holder. For purposes of this summary, you are a U.S. Holder if you are beneficial owner of notes and for U.S. federal income tax purposes are:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;
and if your status as a U.S. Holder is not overridden under the provisions of an applicable tax treaty.
      If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership, you should consult your tax advisor.
Payment of Interest
      Each series of the notes bears interest at a fixed-rate. Except with respect to pre-issuance accrued interest, described below, you generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.
      To the extent any portion of the initial purchase price of each series of notes is attributable to the amount of stated interest that had accrued on such series prior to settlement (the “pre-issuance accrued interest”), you may treat each series of notes as having been sold initially for an amount that excludes the pre-issuance accrued interest, and the portion of the first stated interest payment that equals the excluded pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest to the holder. We intend to treat the pre-issuance accrued interest in the manner described in this paragraph, and the remainder of this discussion assumes that you will also treat each series of notes in this manner.
      In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the notes. For example, we would have to pay additional interest to you in certain circumstances described in “Description of the Notes — Principal Amount; Maturity and Interest — Interest Rate Adjustments.” In addition, in certain cases we will be able to call the notes for redemption at a price that may include an additional amount in excess of the principal amount of the notes. According to Treasury Regulations, the possibility of additional interest being paid to you will not affect the amount of interest income you recognize in advance of the payment of any additional interest if there is only a remote chance as of the date the notes were issued that you will receive additional interest. We believe that the likelihood that we will pay additional interest is remote. Therefore, we do not intend to treat the potential payment of additional interest as part of the yield to maturity of any notes. Similarly, we intend to take the position that the likelihood of a redemption of the notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption as affecting the yield to maturity of any notes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. In the event a contingency occurs, it could affect the amount and timing of the income that you must recognize. If we pay additional interest on the notes, you will be required to recognize additional income. If we pay a premium, the premium could be treated as capital gain under the rules described under “— Sale, Exchange or Redemption of Notes.” If we voluntarily redeem the notes, you should consult your tax advisor regarding the appropriate treatment of any additional interest or premium you receive.
Notes Due 2015 Purchased at a Premium
      The notes due 2015 are being sold for an amount in excess of their principal amount. You may elect to treat such excess at “amortizable bond premium,” in which case the amount you are required to include in income each year with respect to interest on such note will be reduced by the amount of amortizable bond premium allocable (based on the note’s yield to maturity) to such year. If you make an election to amortize bond premium on a note due 2015, this election will apply to all taxable debt instruments then owned and thereafter acquired by you on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. If a holder does not elect to amortize bond premium on a note due 2015, such premium will result in a capital loss, or a reduced capital gain, on the disposition of such note.
Sale, Exchange or Redemption of Notes
      You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the notes measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the notes. Additionally, you will recognize gain or loss if we legally defease your notes within one year of the date the notes are to become due and payable (or called for redemption), measured generally by the difference between the fair market value of your notes and your adjusted tax basis in the notes at the time that the notes are defeased. Your adjusted tax basis in a note generally will equal your cost of the note, less (1) any principal payments received by you and (2) the amount of any amortizable bond premium applied to reduce the amount of interest income on a note. Gain or loss on the disposition of notes will generally be capital gain or loss and will be long-term gain or loss if the notes have been held for more than one year at the time of such disposition. In general, for individuals, long-term capital gains are taxed at a maximum rate of 15% for exchanges occurring prior to January 1, 2009 (and 20% for exchanges occurring on or after such date) and short-term capital gains are taxed at a maximum rate of 35% (although without further congressional action, this rate will increase to 39.6% in 2011). You should consult your tax advisor regarding the treatment of capital gains and losses.
Information Reporting and Backup Withholding Tax
      In general, information reporting requirements will apply to payments to certain noncorporate U.S. Holders of principal and interest on a note and the proceeds of the sale of a note. If you are a U.S. Holder, you may be subject to backup withholding when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. The backup withholding rate currently is 28%; without congressional action, this rate will increase to

31% in 2011. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.
      If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form in a timely manner, you may be subject to penalties imposed by the IRS.
      Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.
      Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish required information to the IRS.
      We will report to the U.S. Holders of notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.
Non-U.S. Holders
      As used herein, the term, “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder.
      Payment of Interest: Generally, subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, interest income that is not effectively connected with a United States trade or business will not be subject to a U.S. withholding tax provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	You are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.
      Treasury regulations provide alternative methods for satisfying the certification requirement described in the paragraph above. These regulations may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.
      Interest on notes not exempted from U.S. withholding tax as described above and not effectively connected with a U.S. trade or business generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to, each Non-U.S. Holder.

      Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner, for U.S. federal income tax purposes, as a U.S. Holder with respect to interest on the notes if the interest income is effectively connected with your conduct of a U.S. trade or business. If you are a corporate Non-U.S. Holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to federal income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if you deliver proper documentation.
      To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.
      Sale, Exchange or Redemption of Notes: If you are a Non-U.S. Holder of a note, generally you will not be subject to the United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the note, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business;

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.
      Death of a Non-U.S. Holder: If you are an individual Non-U.S. Holder and you hold a note at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, so long as you are not subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates and provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with your conduct of a trade or business within the United States.
      Information Reporting and Backup Withholding Tax: If you are a Non-U.S. Holder, U.S. backup withholding tax will not apply to payments of interest on a note if you provide the statement described in “— Payment of Interest,” provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may continue to apply, however, to payments of interest on a note with respect to Non-U.S. Holders.
      Information reporting will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

(i) is a U.S. person;

(ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(iii) is a controlled foreign corporation for U.S. federal income tax purposes; or

(iv) is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.
Notwithstanding the foregoing, payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption. Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “— Payment of Interest” or otherwise establish an exemption.
CERTAIN ERISA CONSIDERATIONS
      The discussion below is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan (as defined below) that is considering an investment in the notes should consult with its legal advisors regarding the consequences of such investment.
      Any prospective purchaser using “plan assets” of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of any “plan” within the meaning of Section 4975 of the Code (each of the foregoing, a “Plan”), should consider the applicable fiduciary standards under ERISA, the Code and any other applicable law, including diversification and prudence requirements, before authorizing an investment in the notes. In addition, ERISA and Section 4975 of the Code prohibit a wide range of transactions involving the assets of a Plan and persons having specified relationships to such Plan (“parties in interest” under ERISA and “disqualified persons” under Section 4975 of the Code).
      Governmental and certain church plans (each as defined under ERISA) are not subject to ERISA or Section 4975 of the Code but may be subject to substantially similar applicable laws or regulations. Any fiduciary of a governmental or church plan considering purchase of the notes should determine the need for, and the availability of, any exemptive relief under such laws or regulations.
      We may be a party in interest or a disqualified person with respect to Plans that purchase the notes as a result of the various services that we or an affiliate provide to such Plans. An investment in the notes by a Plan may give rise to a prohibited transaction in the form of a sale of property to, or an extension of credit by, an investing Plan. Consequently, before investing in the notes, any person who is, or who is acquiring the notes for, or on behalf of, a Plan must determine that the purchase, holding and disposition of the notes will not result in a prohibited transaction or that a statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code is applicable to the purchase, holding and disposition of the notes.
      The statutory or administrative exemptions from the prohibited transaction rules under ERISA and Section 4975 of the Code which may be available to a Plan that is investing in the notes include: (i) Prohibited Transaction Class Exemption (“PTCE”) PTCE 84-14, regarding transactions effected by “qualified professional asset managers”; (ii) PTCE 90-1, regarding investments by insurance company pooled separate accounts; (iii) PTCE 91-38, regarding investments by bank collective investment funds; (iv) PTCE 95-60, regarding investments by insurance company general accounts; and (v) PTCE 96-23, regarding transactions effected by “in-house asset managers” (collectively referred to as the “Plan Investor Exemptions”). The notes may not be acquired by any person who is, or who in acquiring the notes is using the assets of, a Plan unless one of the Plan Investor Exemptions or another applicable exemption is available to the Plan, and all conditions of such exemption are satisfied.
      The acquisition of the notes by any person or entity who is, or who in acquiring the notes is using the assets of, a Plan shall be deemed to constitute a representation by such person or entity to us that the purchase, holding and disposition of the notes is afforded exemptive relief from the prohibited transaction restrictions under ERISA and Section 4975 of the Code pursuant to the Plan Investor Exemptions or another applicable exemption. Any person or entity who is, or who is acquiring the notes is using the assets of, a governmental or church plan shall be deemed to constitute a representation by such person or entity to us that the acquisition, holding and disposition of the notes is not prohibited by any federal, state or local laws or regulations applicable to such plan.

UNDERWRITING
      ResCap is selling the notes to the underwriters named below, for whom Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Greenwich Capital Markets, Inc. are acting as representatives under an underwriting agreement dated as of February 15, 2006. The underwriters have severally agreed to purchase from ResCap the respective principal amount of notes set forth opposite their names below:

	Principal Amount of	Principal Amount of
Underwriters	Notes due 2011	Notes due 2015

Banc of America Securities LLC	$400,000,000	$66,666,000
Credit Suisse Securities (USA) LLC	400,000,000	66,666,000
Greenwich Capital Markets, Inc.	400,000,000	66,666,000
HSBC Securities (USA) Inc.	75,000,000	12,502,000
Barclays Capital Inc.	45,000,000	7,500,000
Bear, Stearns & Co. Inc.	45,000,000	7,500,000
Citigroup Global Markets Inc.	45,000,000	7,500,000
J.P. Morgan Securities Inc.	45,000,000	7,500,000
Lehman Brothers Inc.	45,000,000	7,500,000

Total	$1,500,000,000	$250,000,000

      The underwriters have advised ResCap that they propose initially to offer all or part of the notes of each series directly to purchasers at the initial public offering prices set forth on the cover page of this prospectus supplement, and may offer the notes to certain securities dealers at such price less a concession not in excess of 0.35% of the principal amount of the notes due 2011 and 0.40% of the principal amount of the notes due 2015. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the notes are released for sale to the public, the offering price and other selling terms with respect to each series of the notes may from time to time be varied by the underwriters.
      The notes due 2011 are a new issue of securities with no established trading market. ResCap has been advised by the underwriters that they intend to make a market in the notes due 2011, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes due 2011 or the notes due 2015.
      ResCap has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. ResCap estimates that it will spend approximately $500,000 for printing, registration fees, rating agency and other expenses (other than estimated discounts and commissions of the underwriters) related to the offering of the notes.
      In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of either series of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position with respect to either series of the notes. In addition, the underwriters may bid for, and purchase, notes in the open market to cover any short position or to stabilize the price of either series of the notes. Any of these activities may stabilize or maintain the market price of either series of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      All secondary trading in the notes will settle in immediately available funds.
      The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law. Each of the underwriters has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of such underwriter, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on ResCap, except as set forth in the underwriting agreement.

      In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive (as described below) is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of any notes to the public in that relevant member state prior to the publication of a prospectus in relation to any notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of any notes to the public in that relevant member state:

•	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

•	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by ResCap of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of the paragraph above, the expression an “offer of any notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.
      Each underwriter has represented and agreed that: (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes included in the offering in circumstances in which section 21(1) of the FSMA does not apply to ResCap; and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.
      The offering of the notes has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, nor may copies of this offering memorandum be distributed, in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended from time to time. Any offer, sale or delivery of the notes or distribution of copies of this offering memorandum in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, as amended from time to time (the “Banking Act”); (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and following by an appropriate notice to be filed with the Bank of Italy depending on, among other things, the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations. By means of Law No. 262 of December 28, 2005, the Italian government has been entrusted to enact a legislative dealer for implementation of the Prospectus Directive within 18 months from the coming into force of such law.
      In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with ResCap and certain of their affiliates.
      Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions conducted through the system. Such underwriters will make the notes available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
Notice to Canadian Residents

Resale Restrictions
      The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers
      By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the disclosure above under the heading “— Resale Restrictions.”

Rights of Action — Ontario Purchasers Only
      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the note, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the note. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the note. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and, if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser, and Ontario purchasers should refer to the complete text of the relevant statutory provisions for more information regarding these rights.

Enforcement of Legal Rights
      All of our directors and officers as well as the experts named in this prospectus supplement and the accompanying prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. In addition, all or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment
      Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.
LEGAL MATTERS
      Certain legal matters relating to the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our special counsel, Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.
EXPERTS
      The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated into this document by reference from our registration statement on Form 10 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GENERAL INFORMATION
Listing of the Notes
      Application has been made for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.
Guarantees
      As described under the heading “Description of the Notes — Guarantees” in the accompanying prospectus, certain of our subsidiaries have unconditionally guaranteed the payment of principal, interest and premium, if any, on the notes. The financial results of these subsidiaries guarantors are consolidated in ResCap’s financial statements.
Authorizations
      Our board of directors authorized the issuance of the notes on September 27, 2005 and we have obtained (or, prior to the closing of the offering, will have obtained) all material consents, approvals and authorizations that are reasonably necessary in the United States in connection with the issuance of the notes and the performance of our obligations thereunder, except in each case, as may be waived by the underwriters.
Litigation and Arbitration Proceedings
      Except as disclosed in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, ResCap is not involved in any legal or arbitration proceedings which may have or have had during the past 12 months a significant effect on ResCap’s financial condition, nor is ResCap aware of any such proceedings pending or threatened.
No Material Adverse Change
      Except as disclosed in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, as of the date of this prospectus supplement there has been no material adverse change in the financial condition or business of ResCap since December 31, 2004.
Documents
      Copies of the indenture, ResCap’s and the guarantors’ certificates of incorporation and bylaws, copies of the annual and quarterly reports incorporated by reference as well as all future annual and quarterly reports of ResCap and other information filed with the Securities and Exchange Commission by ResCap are available for inspection and, as described under “Where You Can Find Additional Information” in the accompanying prospectus may be obtained, free of charge, from the offices of the Listing Agent in Luxembourg, Fortis Banque Luxembourg S.A., 50, avenue J.F. Kennedy, L-2951 Luxembourg, during the Listing Agent’s normal business hours on any weekday. ResCap’s annual reports will contain consolidated financial statements audited by an independent registered public accounting firm and ResCap’s quarterly reports contain consolidated unaudited summary financial information for each of the first three quarters of each year.
Paying Agent
      Fortis Banque Luxembourg S.A. has been appointed as the Luxembourg paying agent. For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, ResCap will maintain a paying agent in Luxembourg. ResCap will publish a notice of any change in the paying agent in Luxembourg in the manner described under the heading “Description of the Notes — Notice” in the accompanying prospectus.
Clearance
      The Notes have been accepted for clearance through DTC, Euroclear and Clearstream Luxembourg (for the notes due 2011: CUSIP 76113BAM1, ISIN Code US76113BAM19 and Common Code 024533999; for the notes due 2015: CUSIP 76113BAE9, ISIN Code US76113BAE92 and Common Code 022910531).

Prospectus
$12,000,000,000
RESIDENTIAL CAPITAL CORPORATION
Senior Debt Securities
Subordinated Debt Securities
Any Senior Debt Securities will be fully and unconditionally guaranteed, as described herein, by
GMAC Residential Holding Corp.
GMAC-RFC Holding Corp.
GMAC Mortgage Corporation
Residential Funding Corporation
HomeComings Financial Network, Inc.

        We may offer from time to time senior debt securities and/or subordinated debt securities. The senior debt securities will be guaranteed by our subsidiaries GMAC Residential Holding Corp., GMAC-RFC Holding Corp., GMAC Mortgage Corporation, Residential Funding Corporation and HomeComings Financial Network, Inc. We will provide specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 20, 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell from time to time up to $12,000,000,000 of the securities described in this prospectus. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described herein, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “— Where You Can Find More Information,” before purchasing any securities.
      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.
      As used in this prospectus, the terms “ResCap,” “the company,” “we,” “our” and “us” refer to Residential Capital Corporation and its subsidiaries as a combined entity, except where it is clear that the terms mean only Residential Capital Corporation.

RESIDENTIAL CAPITAL CORPORATION
      We are a leading real estate finance company focused primarily on the residential real estate market. We conduct our operations through four operating segments: GMAC Residential, which represents substantially all of the operations of GMAC Residential Holding Corp., and the Residential Capital Group, Business Capital Group and International Business Group, representing substantially all of the operations of GMAC-RFC Holding Corp. Our globally diversified businesses include:

•	U.S. Residential Real Estate Finance — We are one of the largest participants in the U.S. residential real estate finance industry. We operate this business through two segments, GMAC Residential of GMAC Residential Holding and the Residential Capital Group of RFC Holding. Through these segments, we:

—	Originate, purchase, sell and securitize residential mortgage loans throughout the United States.

—	Provide primary and master servicing to investors in our residential mortgage loans and securitizations.

—	Provide collateralized lines of credit, which we refer to as warehouse lending facilities, to other originators of residential mortgage loans.

—	Hold a portfolio of residential mortgage loans for investment and retained interests from our securitization activities. This portfolio provides us with a longer-term source of revenues.

—	Conduct limited banking activities through our federally chartered savings bank, GMAC Bank.

—	Provide real estate closing services.

•	Business Capital — Through our Business Capital Group, we provide financing and equity capital to residential land developers and homebuilders. We also provide financing to resort developers and healthcare-related enterprises.

•	International — Through our International Business Group, we originate, purchase, sell and securitize residential mortgage loans in the United Kingdom, The Netherlands, Germany, Canada and Mexico. We also extend credit to companies involved in residential real estate development in Mexico and provide warehouse lending facilities to Mexican mortgage originators.
      We also provide complementary real estate services, including real estate brokerage and relocation services.
      We are a wholly-owned subsidiary of GMAC Mortgage Group, Inc., which is a wholly-owned subsidiary of General Motors Acceptance Corporation. GMAC is a wholly-owned subsidiary of General Motors Corporation.
USE OF PROCEEDS
      Except as otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the securities offered pursuant to this prospectus will be used for general corporate purposes, which may include, but are not limited to, prepayment of other debt.
DESCRIPTION OF DEBT SECURITIES
      This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either senior debt or subordinated debt. This prospectus refers to the senior debt securities and the subordinated debt securities collectively as the “debt securities.” We will issue senior debt securities under an indenture dated June 24, 2005 among us, the guarantors and Deutsche Bank Trust Company Americas, as senior debt trustee. We will issue subordinated debt securities under an indenture between us and Deutsche Bank Trust Company Americas, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture collectively as the “indentures.”

This prospectus refers to Deutsche Bank Trust Company Americas in its capacity as either the senior debt trustee or the subordinated debt trustee as the “trustee.” When we offer to sell a particular series of debt securities, we will describe the specific terms of the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
      We have summarized below the material terms and provisions of the indentures. The summaries are not complete and are subject to the terms of the indentures, which are incorporated herein by reference. You should read the indentures for the provisions that may be important to you. The indentures, and not this description, will define your rights as a holder of the debt securities. The indentures are subject to and governed by the Trust Indenture Act of 1939. The indentures are substantially identical except for provisions relating to subordination, guarantees and certain covenants described under the headings “— Certain Covenants — Limitation on Certain Liens” and “— Guarantees of Significant Subsidiaries.”
      The indentures do not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time.
Terms of a Particular Offering
      The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated debt securities, and any limitation on the issuance of additional senior indebtedness;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest and the circumstances, if any, under which the rate or rates may be adjusted;

•	the times at which principal and interest will be payable and the manner of payment;

•	whether the debt securities are exchangeable and, if so, the securities or rights into which the debt securities are exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of exchange;

•	the date after which or other circumstances in which the debt securities will be or may be redeemed and the redemption price or any prepayment or sinking fund provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the currency or currencies in which the debt securities are issuable or payable;

•	the exchanges on which the debt securities may be listed;

•	whether the debt securities will be issued in book-entry form; and

•	any other specific terms, including any additional covenants and any deletions from, modifications of or additions to the events of default.
      Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the trustee, which as of the date of this prospectus is 60 Wall Street, 27th Floor, New York, New York 10005,

Attention: Trust and Securities Services, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.
      Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which, at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in a prospectus supplement.
      Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in a prospectus supplement, in any other currency.
      If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.
Ranking and Subordination

Senior Debt Securities
      The senior debt securities will be unsecured obligations of ResCap and rank equally in right of payment with all of our other existing and future senior unsecured, unsubordinated obligations (other than obligations preferred by mandatory provisions of law). Our obligations to pay principal, interest and premium, if any, on the senior debt securities will be guaranteed by certain of ResCap’s subsidiaries, as discussed below. Each guarantee will be the unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the guarantor’s other existing and future senior unsecured, unsubordinated obligations.
      Because ResCap is a holding company, the rights of our creditors, including holders of the debt securities, in respect of claims on the assets of each of our subsidiaries (other than those subsidiaries that guarantee the senior debt securities), upon any liquidation or administration, are structurally subordinated to, and therefore will be subject to the prior claims of, each such subsidiary’s creditors (including trade creditors of and holders of debt issued by the subsidiary).
      Our ability to pay interest on the debt securities will be dependent upon our receipt of dividends and other distributions from our direct and indirect subsidiaries. The availability of distributions from our subsidiaries will be subject to the satisfaction of any covenants and conditions contained in the applicable subsidiaries’ financing documents.

Subordinated Debt Securities
      The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our “senior indebtedness.” The subordinated debt indenture defines “senior indebtedness” as the principal of, premium, if any, and unpaid interest on the following, whether outstanding at the date of the subordinated debt indenture or thereafter incurred or created: (i) our indebtedness for money borrowed evidenced by notes or other written obligations; (ii) our indebtedness evidenced by securities (other than the subordinated debt securities), debentures, bonds or other securities issued under the provisions of an indenture or similar instrument; (iii) our obligations as lessee under capitalized leases and leases of property made as part of any sale and leaseback transactions; (iv) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iii) assumed or guaranteed by us; and (v) renewals, extensions and refundings of, and indebtedness and obligations of a successor corporation issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (iv), unless in the case of any particular indebtedness, obligation, renewal, extension or refunding the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness, obligation, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our obligations to pay principal, interest and premium, if any, on the subordinated debt securities will not be guaranteed by any of our subsidiaries.
      In general, the holders of all senior indebtedness will first be entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons will be entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events will include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist;

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the subordinated debt indenture; this declaration must not have been rescinded and annulled as provided in the subordinated debt indenture; or

•	any different or additional events described in a prospectus supplement.
      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.
      If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders, as the case may be, will have to repay that money to ResCap.
      Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.
Guarantees
      Payment of principal, interest and premium, if any, on the senior debt securities will be unconditionally guaranteed by each of the guarantors. The initial guarantors are our subsidiaries GMAC Residential Holding Corp., GMAC-RFC Holding Corp., GMAC Mortgage Corporation, Residential Funding Corporation and HomeComings Financial Network, Inc. The obligations of each guarantor under the senior debt indenture will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance under applicable law.
      The guarantee of a guarantor will be released (so long as no event of default has occurred and is continuing):

•	if, as of the end of two consecutive fiscal years (other than any fiscal year preceding the date on which it became a guarantor), the guarantor no longer qualifies as a significant subsidiary;

•	in connection with any sale, exchange or transfer of all of the stock of the guarantor to any unaffiliated person, provided such sale is not prohibited under the senior debt indenture;

•	upon the payment in full of the senior debt securities; or

•	upon legal defeasance or satisfaction and discharge of the senior debt securities as provided below under the heading “— Legal and Covenant Defeasance.”
Certain Covenants
      Limitation on Certain Liens. For the benefit of the senior debt securities, we will not, nor will we permit any subsidiary to, pledge or otherwise subject to any lien any intercompany securities (whether owned now or acquired at a later date) without expressly securing the due and punctual payment of the principal of (premium, if any) and interest, if any, and additional amounts, if any, on the senior debt securities equally and ratably with any and all other obligations and indebtedness secured by such pledge or other lien, so long as any such other obligations and indebtedness shall be also secured. This covenant will not apply to:

•	any lien on any intercompany securities existing at the time of acquisition, directly or indirectly, by us or any subsidiary of such intercompany securities (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price or to secure any indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such intercompany securities for the purpose of financing all or any part of the purchase price of such securities; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the first bullet paragraph above, provided that the amount of any and all obligations and indebtedness secured by such lien shall not exceed the amount secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the intercompany securities subject to such lien being extended, renewed or replaced.
      Guarantees of Significant Subsidiaries. For the benefit of the senior debt securities, we agree:

•	to cause each person that is a significant subsidiary (other than an excluded significant subsidiary) as of the end of a fiscal quarter or fiscal year and is not already a guarantor to guarantee the payment of principal, interest and premium, if any, and additional amounts, if any, on the senior debt securities within (i) 45 days after the end of such fiscal quarter and (ii) 90 days after the end of such fiscal year;

•	to cause, contemporaneously with the acquisition of any person which upon such acquisition is, or of any assets which cause the subsidiary acquiring such assets (without regard to any other assets of such subsidiary) to be, a significant subsidiary (other than an excluded significant subsidiary), such subsidiary to guarantee the payment of principal, interest and premium, if any, and additional amounts, if any, on the senior debt securities; and

•	to cause, contemporaneously with the guarantee by any subsidiary of any of our unsecured indebtedness with a maturity in excess of one year, such subsidiary to guarantee the payment of principal, interest and premium, if any, and additional amounts, if any, on the senior debt securities.
      Consolidation, Merger, Sale or Conveyance. For the benefit of the senior debt securities and the subordinated debt securities, we agree not to merge or consolidate with or into any other corporation and we agree not to sell or convey all or substantially all of our assets to any person, unless:

•	either we are the continuing corporation or our successor is a corporation organized and existing under the laws of the United States or a state thereof and expressly assumes all our obligations under the debt securities and the indentures;

•	immediately after giving effect to such consolidation, merger, sale or conveyance, we or our successor corporation is not in default under the indentures; and

•	in the case of the senior debt securities, each guarantor confirms that its guarantee shall remain in full force and effect as required under the senior debt indenture.
      With respect to the senior debt securities, any sale or conveyance of assets of one or more significant subsidiaries (other than to us or another subsidiary), which, if such assets were owned by us, would constitute all or substantially all of our consolidated assets, will be deemed to be the transfer of all or substantially all of our consolidated assets for purposes of the provisions described above.
      Because there is no definitive standard under the laws of the State of New York that clearly defines the threshold for the sale or conveyance of substantially all or our assets, it may be difficult for the holders of the debt securities to determine whether our covenants relating to the sale or conveyance of substantially all of our assets has been breached.
      Existence. For the benefit of the senior debt securities and the subordinated debt securities, subject to the provisions described under the heading “— Consolidation, Merger, Sale or Conveyance,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises. We shall not, however, be required to preserve any rights or franchises if our board of directors determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the securityholders.
      Reporting Obligations. The indentures require us to file with the trustee, within 15 days after we are required to file the same with the Securities and Exchange Commission, copies of our annual reports and of the information, documents and other reports that we may be required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934. If we are not required to file information, documents or reports with the Securities and Exchange Commission pursuant to either of those sections, we will be required to file with the trustee and the Securities and Exchange Commission, in accordance with rules and regulations prescribed from time to time by the Securities and Exchange Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in those rules and regulations.
Events of Default

Senior Debt Securities
      Each of the following is an “event of default” under the senior debt indenture with respect to any series of senior debt securities:

(1) our failure to pay principal or premium on any of the senior debt securities of such series when due;

(2) our failure to pay any interest on any of the senior debt securities of such series when due, which failure continues for 30 days;

(3) our failure to perform any of the covenants described under the headings “— Certain Covenants — Limitation on Certain Liens,” “— Guarantees of Significant Subsidiaries” and “— Consolidation, Merger, Sale or Conveyance,” which failure continues for 30 days after the trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of such series gives us written notice of our failure to perform;

(4) our failure, or the failure of any guarantor, to perform any other covenant in the senior debt indenture, which failure continues for 90 days after the trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of such series gives us written notice of our, or such guarantor’s, failure to perform;

(5) certain events of bankruptcy, insolvency or reorganization in respect of us, any guarantor or any other significant subsidiary; or

(6) any guarantee shall cease to be in full force and effect (unless such guarantee has been released in accordance with the senior debt indenture).
      If any event of default (other than an event of default specified in clause (5) above) has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the senior debt securities of each such series then outstanding under the senior debt indenture may declare the principal of such series to be due and payable immediately. If an event of default specified in clause (5) above occurs, the principal of all outstanding senior debt securities shall be due and payable, without further action or notice on the part of the trustee or any holder. If the principal of any series of senior debt securities has been declared to be due and payable or is otherwise due and payable, then upon demand of the trustee, we will pay the principal of such senior debt securities, together with the premium, if any, and interest accrued thereon.

Subordinated Debt Securities
      Each of the following is an “event of default” under the subordinated debt indenture with respect to any series of subordinated debt securities:

(1) our failure to pay principal or premium on any of the subordinated debt securities of such series when due;

(2) our failure to pay any interest on any of the subordinated debt securities of such series when due, which failure continues for 30 days;

(3) our failure to perform the covenant described under the heading “— Consolidation, Merger, Sale or Conveyance,” which failure continues for 30 days after the trustee or the holders of at least 25% in aggregate principal amount of the subordinated debt securities of such series gives us written notice of our failure to perform;

(4) our failure to perform any other covenant in the subordinated debt indenture, which failure continues for 90 days after the trustee or the holders of at least 25% in aggregate principal amount of the subordinated debt securities of such series gives us written notice of our failure to perform; or

(5) certain events of bankruptcy, insolvency or reorganization in respect of us.
      If any event of default (other than an event of default specified in clause (5) above) has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the subordinated debt securities of each such series then outstanding under the subordinated debt indenture may declare the principal of such series to be due and payable immediately. If an event of default specified in clause (5) above occurs, the principal of all outstanding subordinated debt securities shall be due and payable, without further action or notice on the part of the trustee or any holder. If the principal of any series of subordinated debt securities has been declared to be due and payable or is otherwise due and payable, then upon demand of the trustee, we will pay the principal of such subordinated debt securities, together with the premium, if any, and interest accrued thereon.

General
      We are required to file with the trustee annually an officer’s certificate under both the senior debt indenture and the subordinated debt indenture as to the absence of any defaults under the terms of the applicable indenture. Upon becoming aware of any event of default under the senior debt indenture or the subordinated debt indenture, we are required to deliver to the trustee a statement specifying such event of default. The indentures provide that the trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if the trustee considers it in the interest of the securityholders to do so.

      Any event of default with respect to a particular series of debt securities may be waived by the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series, except in a case of failure to pay principal and premium, if any, or interest on such series for which payment has not been subsequently made.
      The trustee will be entitled, subject to its duty during a default to act with the required standard of care, to be indemnified by the applicable holders of the debt securities before proceeding to exercise any right or power under the senior debt indenture or the subordinated debt indenture, as the case may be, at the request of such holders. Subject to such provisions in the indentures for the indemnification of the trustee and certain other limitations, the holders of a majority in principal amount of either the senior debt securities or the subordinated debt securities, as the case may be, then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee under the applicable indenture.
      No securityholder may pursue any remedy under the indentures (except actions for payment of overdue principal, premium, if any, or interest) unless:

•	such holder previously has given the trustee written notice of a continuing event of default;

•	the holders of not less than 25% in aggregate principal amount of either the senior debt securities or the subordinated debt securities, as the case may be, and other debt securities in the series of which the applicable debt securities are a part then outstanding have requested the trustee to pursue such remedy;

•	the applicable holder or holders have offered the trustee satisfactory indemnity;

•	the trustee has not complied with the request within 60 days of the request; and

•	the trustee has not received direction inconsistent with such written request from the holders of a majority in aggregate principal amount of the senior debt securities or the subordinated debt securities, as the case may be, then outstanding.
      We may delete, modify or add to the events of default listed above with respect to the future issuance of debt securities of any series.
Modification of the Indentures
      The indentures provide that we, the applicable trustee and, in the case of the senior debt securities, the guarantors can amend and change the indentures without the consent of the holders of the debt securities in order to:

•	evidence the succession of another corporation to us or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•	add to the covenants of ResCap for the benefit of the holders of debt securities of any or all series;

•	permit or facilitate the issuance of debt securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, and, if permitted by law, to provide for exchangeability of such debt securities with debt securities issued under the applicable indenture in fully registered form and to permit or facilitate the issuance of uncertificated debt securities of any series;

•	cure any ambiguity, omission, defect or inconsistency, provided that such action does not adversely affect the interests of the holders of any series of debt securities under the applicable indenture;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	evidence and provide the acceptance of the appointment of a successor trustee under either indenture;

•	establish the form or terms of debt securities of any additional series under the indentures;

•	change or eliminate any provision of the indentures, provided that any such change or elimination (i) shall become effective only when, under the applicable indenture, there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or (ii) shall not apply to any debt security outstanding; and

•	in the case of the senior debt securities, (i) evidence the succession of another corporation to each guarantor, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations; (ii) add to the covenants of a guarantor for the benefit of the holders of the senior debt securities of any or all series; and (iii) evidence and provide for any new guarantees with respect to the senior debt securities or the release of any guarantor pursuant to the senior debt indenture.
      The indentures contain provisions permitting us, the applicable trustee and, in the case of the senior debt securities, the guarantors, with the consent of the holders of at least a majority in aggregate principal amount of either the senior debt securities or the subordinated debt securities, as the case may be, of all series at the time outstanding under the applicable indenture which are affected by such modification or amendment, voting as one class, to modify or amend the applicable indenture, including the provisions relating to the rights of the holders of either the senior debt securities or the subordinated debt securities, as the case may be. However, no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•	change the fixed maturity of any debt securities;

•	reduce the principal amount of, or premium, if any, or reduce the rate of, or extend the time of payment of interest on, any debt securities;

•	reduce any amount due and payable upon acceleration of any debt security or the amount provable in bankruptcy;

•	make the principal of, or premium, if any, or interest, if any, on any debt securities payable in any currency other than as provided in such debt securities;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity, or in the case of redemption, on or after the redemption date;

•	reduce the percentage in aggregate principal amount of outstanding debt securities necessary to modify or amend the indentures; or

•	reduce the percentage in aggregate principal amount of outstanding debt securities necessary to waive defaults as described under the heading “— Events of Default.”
Legal and Covenant Defeasance
      The indentures provide that, at our option, we may elect to have all our obligations discharged with respect to the outstanding debt securities and, in the case of the senior debt securities, all obligations of the guarantors discharged with respect to their guarantees (“legal defeasance”), except for:

•	the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities and mutilated, destroyed, lost or stolen debt securities;

•	the rights, powers, trusts, duties and immunities of the trustee, and our and, in the case of the senior debt securities, the guarantors’ obligations in connection with such rights and powers; and

•	the legal and covenant defeasance provisions of the indentures.

      In addition, if the terms of a particular series of debt securities so provide, we may, at our option, elect to have certain obligations of ours and, in the case of the senior debt securities, the guarantors released with respect to certain covenants that are described in the indentures (“covenant defeasance”) and after any such election our failure to comply with these covenants will not constitute a default or an event of default with respect to the applicable debt securities.
      If we elect to exercise either legal defeasance or covenant defeasance, we must:

•	in each case, deposit, in trust, with the trustee money or U.S. Government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the applicable series of debt securities on the dates such payments are due, which may include one or more redemption dates that we designate, in accordance with the terms of the indentures; and

•	deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that we have complied with all conditions precedent relating to legal defeasance and covenant defeasance.
      Furthermore, with respect to the subordinated debt securities, (i) no event or condition shall exist that, pursuant to the subordination provisions of the subordinated debt indenture, would prevent us from making payments of the principal of (and any premium) or interest on the subordinated debt securities on the date of the deposit referred to above, or at any time on or prior to the ninetieth day after the date of such deposit; and (ii) we must deliver to the trustee an opinion of counsel substantially to the effect that (x) the deposited trust funds will not be subject to any rights of holders of senior indebtedness, and (y) after the ninetieth day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.
      In the case of legal defeasance involving either senior debt securities or subordinated debt securities, we must also deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the applicable indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the applicable outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.
      We will not have to deliver the opinion of counsel required in the immediately preceding paragraph with respect to legal defeasance if all the applicable debt securities that have not at that time been delivered to the trustee for cancellation (1) are delivered by us to the trustee for cancellation (other than mutilated, destroyed, lost or stolen senior debt securities), (2) have become due and payable or (3) will by their terms become due and payable within one year, or are to be called for redemption within one year.
Concerning our Relationships with the Trustee
      Deutsche Bank Trust Company Americas, a New York banking corporation, is trustee under the indentures. Affiliates of the trustee are lenders under certain of our or our affiliates’ credit facilities and provide investment banking advice to us and our affiliates.
Global Securities
      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities may be issued in registered or unregistered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.
      The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depositary arrangements.
      Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary, who are referred to as “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of participants) and records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.
      So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable indenture.
      Payments of principal of and any premium and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the trustee, any paying agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.
      If a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of such series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Individual debt securities of such series so issued will be issued in denominations, unless we otherwise specify, of $1,000 and integral multiples thereof.

No Personal Liability
      No past, present or future incorporator, stockholder, officer or director, as such, of ours or any successor of ours shall have any liability for any of our obligations under the debt securities, the indentures or any indebtedness evidenced thereby. Each holder of debt securities by accepting such debt security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the debt securities.
Governing Law
      The indentures, debt securities and guarantees of the senior debt securities will be governed by the laws of the State of New York.
Certain Definitions

General
      Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used in this “Description of Debt Securities” for which no definition is provided.
      “additional amounts” means any additional amounts which are required by a security or by or pursuant to a board resolution under circumstances specified therein, to be paid by us in respect of certain taxes, assessments or governmental charges imposed on certain holders of securities and which are owing to such holders of securities.
      “board resolution” means a resolution certified by our secretary or assistant secretary to have been duly adopted by the board of directors and to be in full force and effect on the date of such certification, and delivered to the trustee.
      “corporation” means a corporation, limited liability company, statutory trust, limited partnership or similar limited liability entity.
      “holder,” “holder of securities,” “securityholder” or other similar terms mean (i) in the case of any registered security, the person in whose name at the time such security is registered on the registration books kept for that purpose in accordance with the terms of the indentures, and (ii) in the case of any unregistered security, the bearer of such security.
      “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
      “registered security” means any security registered on our security registration books.
      “security” or “securities” means either the senior debt securities or the subordinated debt securities, as applicable, issued under the applicable indenture.
      “trustee” means Deutsche Bank Trust Company Americas and any successor trustee appointed in accordance with the applicable provisions of the indentures.
      “unregistered security” means any security other than a registered security.

Senior Debt Securities
      Set forth below are certain additional defined terms used in the senior debt indenture.
      “capital lease” means, with respect to any subsidiary, any lease of (or other agreement conveying the right to use) any real or personal property by such subsidiary that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such subsidiary.
      “excluded significant subsidiary” means (i) GMAC Bank, (ii) a foreign subsidiary, (iii) any significant subsidiary that is effectively restricted from guaranteeing the senior debt securities by law or regulation or (iv) any significant subsidiary that is effectively restricted from guaranteeing the senior debt securities by its charter, so long as such significant subsidiary referred to in this clause (iv) is required to make dividends of all cash legally available therefor that is not required to pay current obligations of such significant subsidiary; provided, that no significant subsidiary under (i), (ii), (iii) or (iv) above shall be deemed an excluded significant subsidiary if it guarantees any unsecured indebtedness of ResCap or any guarantor for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, or any guarantee of any such indebtedness.
      “foreign subsidiary” means a subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (unless substantially all the subsidiary’s assets are located, and substantially all its operations are conducted, within one of the 50 states of the United States of America or any jurisdiction that hereafter becomes a state).
      “GAAP” means United States generally accepted accounting principles as in effect from time to time and as applied by us in the preparation of our financial statements.
      “guarantee” means the full and unconditional guarantee of all or part of the payment of principal, interest and premium, if any, on the senior debt securities as set forth in the senior debt indenture.
      “guarantor” means (i) each of the guarantors that are a party to the senior debt indenture and (ii) any other subsidiary that executes a supplemental indenture in accordance with the provisions of the senior debt indenture.
      “indebtedness” means, with respect to any person, without duplication: (i) all indebtedness of such person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such person as lessee under capital leases that have been or should be recorded as liabilities on a balance sheet of such person in accordance with GAAP and all obligations of such person as lessee under any so-called synthetic, off-balance sheet or tax retention lease; (iii) all obligations of such person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business); (iv) all indebtedness secured by a lien on the property of such person, whether or not such indebtedness shall have been assumed by such person; (v) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit and banker’s acceptances issued for the account of such person; (vi) all suretyship liabilities of such person in respect of obligations of others of the type described in clauses (i) through (v) above; and (vii) all indebtedness of any partnership of which such person is a general partner, to the extent of such liability.
      “intercompany securities” means any capital stock of any significant subsidiary or indebtedness of any significant subsidiary owed to ResCap or another subsidiary.
      “significant subsidiary” means any subsidiary of ResCap which meets any of the following conditions:

(1) ResCap’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of ResCap and its subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(2) the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exceeds 10 percent of such income of ResCap and its subsidiaries on a consolidated basis for the most recently completed fiscal year.
For purposes of this definition, a subsidiary shall mean a person that is controlled by ResCap directly or indirectly through one or more intermediaries. For purposes of making any determination or calculations, this definition will be interpreted in accordance with the rules and instructions of Rule 1-02 of Regulation S-X under the Securities Act as in effect on the date of the senior debt indenture.
      “subsidiary” means any corporation, partnership, limited liability company, association or other entity of which at least a majority of the outstanding stock or other interest having by its terms ordinary voting power to elect a majority of the board of directors, managers or trustees of such corporation, partnership, limited liability company, association or other entity (irrespective of whether or not at the time stock or other interest of any other class or classes of such person shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or owned by one or more subsidiaries, or owned by us and one or more subsidiaries.
      “suretyship liability” means any agreement, undertaking or arrangement by which any subsidiary guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other subsidiary (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other subsidiary. The amount of any subsidiary’s obligation in respect of any suretyship liability will (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

PLAN OF DISTRIBUTION
      A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
      Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      We may sell the securities for cash, or in exchange for satisfaction of our outstanding liabilities to certain of our creditors, in any of the following ways (or in any combination thereof):

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers;

•	through remarketing firms; and

•	through direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.
Direct Sales
      We may directly solicit offers to purchase securities. In that case, no underwriters or agents would be involved.
By Agents
      We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.
By Underwriters
      If an underwriter or underwriters are used in the sale of securities, we will enter into an underwriting agreement or exchange agreement, as applicable, with such underwriters at the time of sale to them and the names of the underwriters and the material terms of the transaction will be set forth in a prospectus supplement that will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.
      If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

By Dealers
      If a dealer is used in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
Remarketing Firms
      We may use a remarketing firm to offer or sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the material terms of its agreement, if any, with us and will also describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.
Delayed Delivery Contracts
      If so indicated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Examples of institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other institutions.
      All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.
Through the Internet or Bidding or Ordering System
      We may also offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may use the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and that may directly affect the price or other terms at which such securities are sold.
      The final offering price at which securities would be sold, and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may use such systems in connection with the sale of securities. We will describe in a supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the process and, where applicable, the nature of any underwriters’ obligations with respect to the auction or ordering system.

General Information
      The place and time of delivery for the securities described in this prospectus will be set forth in the accompanying prospectus supplement.
      We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.
      Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
      In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.
LEGAL MATTERS
      Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by our special counsel, Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Certain legal matters will be passed upon for any underwriters and agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.
EXPERTS
      The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated into this document by reference from our registration statement on Form 10 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov and also at our web site at https://www.rescapholdings.com. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.
      We intend to furnish the holders of the notes with annual reports containing consolidated financial statements audited by an independent registered public accounting firm following the end of each year and with quarterly reports containing consolidated unaudited summary financial information for each of the first three quarters of each year following the end of each such quarter.
      The Securities and Exchange Commission allows us to disclose certain information to you in this prospectus by referring you to documents previously filed with the Securities and Exchange Commission that include such information. This process is generally referred to as “incorporating by reference.” The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated:

•	our registration statement on Form 10 (File No. 000-51438) filed on July 15, 2005, as amended;

•	our Current Report on Form 8-K (File No. 000-51438) filed on September 27, 2005;

•	our Current Report on Form 8-K (File No. 000-51438) filed on October 18, 2005; and

•	our Current Report on Form 8-K (File No. 000-51438) filed on October 20, 2005.
      You may request a copy of our filings at no cost, by writing or telephoning us at the following address:
Residential Capital Corporation
Attention: Investor Relations
8400 Normandale Lake Boulevard
Minneapolis, Minnesota 55437
(952) 857-8700

________________________________________________________________________________

THE ISSUER
Residential Capital Corporation
8400 Normandale Lake Boulevard
Minneapolis, Minnesota 55437
United States
AUDITORS
PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York 10017
United States
TRUSTEE AND CALCULATION AGENT
Deustche Bank Trust Company Americas
60 Wall Street, 27th Floor
Mail Stop: NYC60-2710
New York, New York 10005
United States
LUXEMBOURG LISTING AGENT
Fortis Banque Luxembourg S.A.
50, avenue J.F. Kennedy
L-2951 Luxembourg
LUXEMBOURG PAYING AGENT
Fortis Banque Luxembourg S.A.
50, avenue J.F. Kennedy
L-2951 Luxembourg
LEGAL ADVISORS

To the Issuer as to U.S. law Mayer, Brown, Rowe & Maw LLP 71 S. Wacker Drive Chicago, Illinois 60606 United States	To the Underwriters as to U.S. law Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, New York 10103 United States